Exhibit 23.2

RYDER SCOTT COMPANY

621 SEVENTEENTH STREET SUITE 1550

DENVER, COLORADO 80293

TELEPHONE (303) 623-9147

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Newfield Exploration Company (the “Company”), in accordance with the requirements of the Securities Act of 1933, as amended, of the references to our name, inclusion of information contained in our third party letter report dated January 18, 2017 on the proved reserves of the Company (the “Letter Report”), as well as to the references to our Letter Report, which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, in the context in which they appear.

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580

Denver, Colorado
May 16, 2017